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EXHIBIT 12

COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                               For Six Months    For Three Months
                                                   Ended             Ended
                                               June 30, 1998      June 30, 1998
                                               ----------------------------------

Net income                                         1,407,336           661,719
Fixed charges:
Income before fixed charges                        1,407,336           661,719
Fixed charges, as above                                    0                 0
Preferred stock dividend requirements                900,997           450,225
Fixed charges including preferred
   stock dividends                                   900,997           450,225
Ratio of income to fixed charges and
   preferred stock dividend requirements                1.56              1.47



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